AMERICAN
FINANCIAL GROUP, INC.                                               NEWS RELEASE
--------------------------------------------------------------------------------

Date:          December 2, 1997               Contact:      Anne N. Watson

For Release:    Immediately                   Phone: (513) 579-6652
                                              Web Site:     http://www.amfnl.com


                          AMERICAN FINANCIAL GROUP AND
                          SUBSIDIARIES APPROVE PLANS TO
                          SIMPLIFY CORPORATE STRUCTURE


 (Cincinnati, Ohio) American Financial Group, Inc. (NYSE: AFG) announced today that shareholders of AFG and two of its subsidiaries, American Financial Corporation ("AFC") and American Financial Enterprises, Inc. ("AFEI") voted overwhelmingly to approve their respective mergers, which were completed today. The mergers are expected to reduce AFG's corporate expenses and simplify the public company structure of certain subsidiaries.

 AFG shareholders approved the formation of a new holding company which is now the parent entity of all of AFG's subsidiaries. More than 99% of the shares voting on the matter voted to approve the AFG reorganization. The new holding company has changed its name to American Financial Group, Inc. and its stock is trading on the NYSE under the "AFG" symbol. AFG shareholders will NOT have to exchange certificates or take any further action.

AFEI Transaction

 AFG now owns 100% of the outstanding stock of AFEI; formerly, it owned 81% of AFEI's common stock with public shareholders owning the remainder (2.77 million shares). Holders of over 98% of AFEI's shares voted to approve the merger. AFEI shareholders had the option to receive AFG common stock on a one-for-one basis or $37.00 per share in cash. AFG expects to issue shares of AFG common stock in exchange for almost 90% of the AFEI common stock.

AFC Transaction

 AFC merged with a wholly-owned subsidiary and holders of its Series F and Series G Preferred Stock are entitled to receive cash or, at the holders' elections, a new series of AFC Series J Preferred Stock. The transaction was approved by holders of approximately 95% of the Series F and Series G shares voted on the matter. Holders of Series F Preferred Stock will receive $24.78 per share in cash or Series J Preferred Stock plus an accrued dividend of $.15 per share; holders of Series G Preferred Stock will receive $10.50 per share plus an accrued dividend of $.26 per share. AFC will pay approximately $250 million and issue approximately 2.8 million shares of its Series J Preferred Stock to former holders of Series F and Series G Preferred Stock. Series J Preferred Stock has a liquidation value of $25.00 per share and will pay an annual dividend of $2.00 per share beginning May 1, 1998.



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 American  Financial  Group is engaged  primarily  in specialty  and  multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and health insurance products.